Exhibit 23

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-103191, Form S-8 No. 333-103262, Form S-8 No. 333-44735, Form S-8 No. 333-53417, Form S-8 No. 333-93633, Form S-8 No. 333-30650, Form S-8 No. 333-37142, Form S-8 No. 333-110666, Form S-4 No. 333-50018, Form S-8 No. 333-74344, Form S-8 No. 333-74340, Form S-3 No. 333-99873 and Form S-3 No. 333-74564) of Hilb, Rogal and Hamilton Company d/b/a Hilb Rogal & Hobbs Company and in the related Prospectuses of our report dated February 7, 2004, with respect to the consolidated financial statements and schedule of Hilb, Rogal and Hamilton Company d/b/a Hilb Rogal & Hobbs Company included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Richmond, Virginia

March 8, 2004